Exhibit 10.10

CHANGE IN CONTROL AGREEMENT

Agreement, made this [      ] day of [                        ], 2009, by and between [INSERT EMPLOYING ENTITY], a [Delaware] corporation (the “Company”), and [                        ] (the “Executive”).

WHEREAS, the Company is [a direct] [an indirect] wholly-owned subsidiary of Investment Technology Group, Inc., a Delaware corporation (the “Parent Company”); and

WHEREAS, the Executive is a key employee of the Company; and

WHEREAS, the Board of Directors of the Parent Company (the “Board”) considers the maintenance of a sound management to be essential to protecting and enhancing the best interests of the Company, the Parent Company and its stockholders and recognizes that the possibility of a change in control of the Parent Company raises uncertainty and questions among key employees and may result in the departure or distraction of such key employees to the detriment of the Company, the Parent Company and its stockholders; and

WHEREAS, the Board wishes to assure that it will have the continued dedication of the Executive and the availability of [his][her] advice and counsel, notwithstanding the possibility, threat or occurrence of a bid to take over control of the Parent Company, and to induce the Executive to remain in the employ of the Company; and

WHEREAS, the Executive is willing to continue to serve the Company taking into account the provisions of this Agreement.

NOW, THEREFORE, in consideration of the foregoing, and the respective covenants and agreements of the parties herein contained, the parties agree as follows:

1.             Operation and Term of Agreement.  This Agreement shall commence on the date set forth above and shall terminate on the second anniversary of such date unless this Agreement is extended, as set forth below; provided, however, that after a Change in Control of the Parent Company during the term of this Agreement, this Agreement shall remain in effect until all of the obligations of the parties hereunder are satisfied and the Protection Period (as defined below) has expired.  The term of this Agreement shall be extended automatically at the end of the initial term, and at the end of any extended term, for an additional period of two (2) years unless either party shall provide written notice to the other of its intention not to so extend, such notice to be given not less than one (1) year prior to the end of the initial term or any extension thereof, as the case may be.  Notwithstanding the foregoing, prior to a Change in Control, this Agreement shall immediately terminate upon termination of the Executive’s employment, except in the case of such termination under circumstances set forth in the last paragraph of Section 3 below.

2.             Definitions.  For purposes of this Agreement, the following terms have the meanings set forth below:

“Average Bonus” means the average of the annual bonuses paid to the Executive for the three years immediately preceding the year in which the Executive’s termination of employment occurs (or such shorter period during which the Executive has been employed by the Company and eligible to receive annual bonuses, or if the Executive was not employed by the Company or eligible to receive annual bonuses in any prior year, the annual bonus that is required to be paid in accordance with any contractual arrangement between the Executive and the Company, the Parent Company or one of the Parent Company’s Subsidiaries, or if none, then the annual bonus that would otherwise have been paid to the Executive for the year in which the Executive’s termination of employment occurs based upon the actual achievement of applicable performance objectives). For the avoidance of doubt, annual bonuses shall include any bonus amounts paid in the form of awards under the Parent Company’s Equity Deferral Award Program Subplan (or any successor thereto).

“Cause” shall mean the occurrence of any one or more of the following: (i) the Executive’s willful failure to substantially perform [his][her] duties with the Company or the Parent Company (other than any such failure resulting from the Executive’s Disability), after a written demand for substantial performance is delivered to the Executive that specifically identifies the manner in which the Company believes that the Executive has not substantially performed [his][her] duties, and the Executive has failed to remedy the situation within fifteen (15) business days of such written notice from the Company; (ii) gross negligence in the performance of the Executive’s duties which results in material financial harm to the Company or the Parent Company; (iii) the Executive’s conviction of, or plea of guilty or nolo contendere, to any felony or any other crime involving the personal enrichment of the Executive at the expense of the Company or the Parent Company; (iv) the Executive’s willful engagement in conduct that is demonstrably and materially injurious to the Company or the Parent Company, monetarily or otherwise; or (v) the Executive’s willful material violation of any provision of the Parent Company’s code of conduct.

“Change in Control” means and shall be deemed to have occurred:

(i)            if any person (within the meaning of the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”)), other than the Parent Company or a Related Party, is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of Voting Securities representing 35% percent or more of the total voting power of all the then-outstanding Voting Securities; or

(ii)           if the individuals who, as of the date hereof, constitute the Board, together with those who first become directors subsequent to such date and whose recommendation, election or nomination for election to the Board was approved by a vote of at least a majority of the directors then still in office who either were directors as of the date hereof or whose recommendation, election or nomination for election was previously so approved, cease for any reason to constitute a majority of the members of the Board; or

(iii)          upon consummation of a merger, consolidation, recapitalization or reorganization of the Parent Company, reverse split of any class of Voting Securities, or an acquisition of securities or assets by the Parent Company, other than (i) any such transaction in which the holders of outstanding Voting Securities immediately prior to the transaction receive (or retain), with respect to such Voting Securities, voting securities of the surviving or transferee entity representing more than 50 percent of the total voting power outstanding immediately after such transaction, with the voting power of each such continuing holder relative to other such continuing holders not substantially altered in the transaction, or (ii) any such transaction which would result in a Related Party beneficially owning more than 50 percent of the voting securities of the surviving or transferee entity outstanding immediately after such transaction; or

(iv)          upon consummation of the sale or disposition by the Parent Company of all or substantially all of the Parent Company’s assets, other than any such transaction which would result in a Related Party owning or acquiring more than 50 percent of the assets owned by the Parent Company immediately prior to the transaction; or

(v)           if the stockholders of the Parent Company approve a plan of complete liquidation of the Parent Company.

“Code” shall mean the U.S. Internal Revenue Code of 1986, as amended.

“Disability” shall have the meaning ascribed to such term in [Section 22(e)(3) of the Code].

. [FOR EXECUTIVES WORKING IN THE UK, REPLACE WITH THE FOLLOWING: the Disability Discrimination Act 1995 in the United Kingdom]

“Good Reason” means, without the Executive’s express written consent, the occurrence after a Change in Control of the Parent Company of any one or more of the following:

(i)            a material reduction of the Executive’s primary functional authorities, duties, or responsibilities as an executive and/or officer of the Company or the Parent Company from those in effect immediately prior to the Change in Control or the assignment of duties to the Executive inconsistent with those of an executive of the Company, other than an insubstantial and inadvertent reduction or assignment that is remedied by the Company or the Parent Company promptly after receipt of notice thereof given by the Executive; provided, however, that any reduction in authorities, duties or responsibilities resulting merely from the acquisition of the Parent Company and its existence as a Subsidiary or division of another entity shall not be sufficient to constitute Good Reason;

(ii)           the Company’s requiring the Executive to be based at a location in excess of thirty five (35) miles from the location of the Executive’s principal job location or office immediately prior to the Change in Control;

(iii)          a material reduction by the Company of the Executive’s base salary in effect on the date hereof, or as the same shall be increased from time to time, unless such reduction applies on substantially the same percentage basis to all employees of the Company or the Parent Company generally;

(iv)          a material reduction in the Executive’s participation in any of the Company’s or Parent Company’s annual incentive compensation plans in which the Executive participates prior to the Change in Control, unless such failure applies to all plan participants generally;

(v)           the failure of the Company to obtain the assumption of the obligations contained in this Agreement by any successor as contemplated in Section 9(c) hereof; and

(vi)          a material breach of this Agreement by the Company;

(vii)         provided, however, that for any of the foregoing to constitute Good Reason, the Executive must provide written notification of [his][her] intention to resign within 30 days after the Executive knows or has reason to know of the occurrence of any such event, and the Company shall have 30 business days from the date of receipt of such notice to effect a cure of the condition constituting Good Reason, and, upon cure thereof by the Company, such event shall no longer constitute Good Reason.  A termination of employment by the Executive within a Protection Period shall be for Good Reason if one of the occurrences specified above shall have occurred, notwithstanding that the Executive may have other reasons for terminating employment, including employment by another employer which the Executive desires to accept.

For purposes of this Agreement, it shall be a material breach of this Agreement by the Company if the Company decreases the Executive’s Target Annual Compensation by more than ten percent (10%).

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, an estate, a trust, a joint venture, an unincorporated organization or a governmental entity or any department, agency or political subdivision thereof.

“Protection Period” shall be the period beginning on the date of a Change in Control and ending on the date that is eighteen (18) months after the date on which the Change in Control occurs.

“Related Party” means (a) a Subsidiary of the Parent Company, including the Company; (b) an employee or group of employees of the Parent Company or any Subsidiary of the Parent Company; (c) a trustee or other fiduciary holding securities under an employee benefit plan of the Parent Company or any Subsidiary of the Parent Company; or (d) a corporation owned directly or indirectly by the stockholders of the Parent Company in substantially the same proportion as their ownership of Voting Securities.

“Subsidiary” or “Subsidiaries” means, with respect to any Person, any corporation, partnership, limited liability company, association or other business entity of which (a) if a corporation, fifty (50) percent or more of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or combination thereof; or (b) if a partnership, limited liability company, association or other business entity, fifty (50) percent or more of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof.  For purposes of this definition, a Person or Persons will be deemed to have a fifty (50) percent or more ownership interest in a partnership, limited liability company, association or other business entity if such Person or Persons are allocated fifty (50) percent or more of partnership, limited liability company, association or other business entity gains or losses or control the managing director or member or general partner of such partnership, limited liability company, association or other business entity.

“Target Annual Compensation” shall mean the sum of the Executive’s base salary and target annual cash incentives as in effect immediately prior to the Change in Control.

“Voting Securities or Security” means any securities of the Parent Company, which carry the right to vote generally in the election of directors.

3.             Benefits Upon Termination Within Protection Period.  If, within a Protection Period, the Executive’s employment by the Company shall be terminated (a) by the Company not for Cause and not due to the Executive’s death or Disability, or (b) by the Executive for Good Reason, the Executive shall be entitled to the benefits provided for below, subject to Sections 5 and 7 below:

(i)            the Company shall pay to the Executive, through the date of the Executive’s termination of employment, base salary at the rate then in effect, together with base salary in lieu of vacation accrued to the date on which [his][her] employment terminates, in accordance with the standard payroll practices of the Company;

(ii)           the Company shall pay to the Executive an amount in cash equal to the Executive’s Average Bonus pro rated for the number of full and partial months during the calendar year in which such termination of employment occurs, and such payment shall be made in a lump sum within 10 business days after the date of such termination of employment (or, if the Average Bonus is calculated based upon the actual achievement of applicable performance objectives, then at the time provided in accordance with the applicable terms of the bonus plan in effect during the year in which the Executive’s termination of employment occurs);

(iii)          the Company shall pay to the Executive an amount in cash equal to [one (1)][two (2)] times the sum of (A) the Executive’s annual base salary in effect immediately prior to the date of the Executive’s termination of employment or the date of the Change in Control (whichever is higher), and (B) the Executive’s Average Bonus; and such payment shall be made in a lump sum within 10 business days after the date of such termination of employment (or, if the Average Bonus is calculated based upon the actual achievement of applicable performance objectives, then the payment representing the Executive’s Average Bonus amount will be paid at the time provided in accordance with the applicable terms of the bonus plan in effect during the year in which the Executive’s termination of employment occurs);

(iv)          the Company shall continue to cover, or cause continued coverage to be provided to, the Executive and [his][her] dependents under, or provide the Executive and [his][her] dependents with insurance coverage no less favorable than, the Parent Company’s health, dental and vision plans or programs (as in effect on the day immediately preceding the Protection Period or, at the option of the Executive, on the date of termination of [his][her] employment) for a period equal to the lesser of (x) [one (1)][two (2)] year[s] following the date of termination or (y) until the Executive is provided by another employer with benefits substantially comparable to the benefits provided by such plans or programs.  The Executive shall promptly inform the Company in writing when [he][she] obtains other employment and shall provide a written description to the Company of the health, dental and vision plans and programs provided to the Executive by such employer; and

(v)           the Company shall pay to the Executive an amount in cash equal to the premium cost that the Company or the Parent Company would have paid to maintain disability and life insurance coverage for the Executive and [his][her] dependents, as applicable, under the Parent Company’s disability and life insurance plans or programs (in each case, as in effect on the day immediately preceding the Protection Period or, at the option of the Executive, on the date of termination of [his][her] employment) had the Executive remained employed by the Company for a period equal to the lesser of (x) [one (1)][two (2)] year[s] following the date of termination or (y) until the Executive is provided by another employer with benefits substantially comparable to the benefits provided by such disability and/or life insurance plans or programs; and such payments shall be made on the first payroll date of each month commencing with the first month following the Executive’s termination of employment and each month thereafter until fully paid in accordance with this subparagraph (v).  The Executive shall promptly inform the Company in writing when [he][she] obtains other employment and shall provide a written description to the Company of the disability and life insurance plans and programs provided to the Executive by such employer.

Anything in this Agreement to the contrary notwithstanding, the Executive shall be entitled to the payments and benefits described in this Section 3, if the Executive’s employment with the Company is terminated by the Company (other than for Cause) within six months prior to the date on which a Change in Control occurs, and it is reasonably demonstrated that such termination (i) was at the request of a third party who has taken steps reasonably calculated or intended to effect a Change in Control or (ii) otherwise arose in connection with or anticipation of a Change in Control.  In such event, amounts will be payable hereunder only following the Change in Control.  For the avoidance of doubt, the Executive shall not be entitled to the payments and benefits provided in Section 3 hereof upon any termination of [his][her] employment with the Company (a) because of [his][her] death, (b) because of [his][her] Disability, (c) by the Company for Cause, or (d) by the Executive other than for Good Reason.

4.             Notice of Termination.  Any termination of the Executive’s employment by the Company for Cause or by the Executive for Good Reason shall be communicated by written notice of termination to the other party.  Such notice of termination shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment for Cause or Good Reason, as the case may be.

5.             Nonexclusivity of Rights.  Except as expressly set forth herein, this Agreement shall not prevent or limit the Executive’s continuing or future participation in any benefit, bonus, incentive or other plans, practices, policies or programs provided by the Company, the Parent Company or any of its Subsidiaries and for which the Executive may qualify, nor shall it limit or otherwise affect such rights as the Executive may have under any stock option, other equity-based compensation or other agreements with the Company, the Parent Company or any of its Subsidiaries in accordance with the terms of those plans, practices, policies, programs or agreements; provided, however, that, in the event benefits are paid to the Executive under Section 3 hereof, the Executive shall not also be entitled to severance benefits otherwise payable under any other severance plan or policy of the Company, the Parent Company or any of its Subsidiaries, or under any employment agreement or employment letter agreement between the Executive and the Company, the Parent Company or any of its Subsidiaries, and any applicable severance plan or policy, or employment agreement, is hereby varied to this effect.  Amounts which are vested benefits or which the Executive is otherwise entitled to receive under any plan, practice, policy or program (other than severance benefits) of the Company, the Parent Company or any of its Subsidiaries at or subsequent to the date of termination of the Executive’s employment shall be payable in accordance with such plan, practice, policy or program.  [FOR EXECUTIVES WORKING IN AUSTRALIA, ADD: Anything in this Agreement to the contrary notwithstanding, in the event the Company, the Parent Company or any of its Subsidiaries is required to provide any monetary payment or other compensation to the Executive relating to [his][her] termination of employment from the Company under any jurisdiction’s statute, regulation, award, instrument, common law theory or other legal or administrative principle or requirement (including, but not limited to, payment in lieu of notice or severance or redundancy pay), the amount of such payment or compensation shall be deducted from the benefits payable to the Executive under Section 3(iii) hereof.] [FOR EXECUTIVES WORKING IN UK, ADD: Anything in this Agreement to the contrary notwithstanding, in the event the Company, the Parent Company or any of its Subsidiaries is required to provide any monetary payment or other compensation to the Executive relating to [his][her] termination of employment from the Company under any jurisdiction’s statute, regulation, award, instrument, common law theory or other legal or administrative principle or requirement (including, but not limited to, payment in lieu of notice, severance or redundancy pay or an Employment Tribunal or Court award), the amount of such payment or compensation shall be deducted from the benefits payable to the Executive under Section 3(iii) hereof.] [FOR EXECUTIVES WORKING IN CANADA, ADD: Anything in this Agreement to the contrary notwithstanding, in the event the Company, the Parent Company or any of its Subsidiaries is required to provide any monetary payment or other compensation to the Executive relating to [his][her] termination of employment from the Company under any jurisdiction’s statute, regulation, award, instrument, common law theory or other legal or administrative principle or requirement (including, but not limited to, payment in lieu of notice or severance pay), the amount of such payment or compensation shall be deducted from the benefits payable to the Executive under Section 3(iii) hereof.]

6.                                       Full-Settlement; Legal Expenses.  Other than as provided in Sections 5 and 7, the Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against the Executive or others.  In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement, and no amount payable hereunder shall be subject to reduction or offset on account of any subsequent compensation, other than as provided in Sections 3(iv) and 3(v).  The Company agrees to pay, upon written demand therefore by the Executive, all legal fees and expenses which the Executive may reasonably incur as a result of any dispute or contest by or with the Company or others regarding the validity or enforceability of, or liability under, any provision of this Agreement (including as a result of any contest by the Executive about the amount of any payment hereunder) if the Executive prevails on any material claim or defense in the dispute or contest.  The Company will provide such payment or reimbursement, as applicable, within 60 days of the Company’s receipt of the Executive’s demand, but not later than December 31 of the year in which the Executive is determined to have prevailed on any material claim or defense in the dispute or contest.  In any such action brought by the Executive for damages or to enforce any provisions of this Agreement, the Executive shall be entitled to seek both legal and equitable relief and remedies, including, without limitation, specific performance of the Company’s obligations hereunder, in [his][her] sole discretion.

7.                                       Excise Tax.  [FOR EXECUTIVES WORKING OUTSIDE THE U.S., ADD THE FOLLOWING: To the extent the Executive is subject to U.S. taxes, the following shall apply:]

(a)                                  Anything in this Agreement to the contrary notwithstanding, if it shall be determined that any payment, distribution or benefit provided (including, without limitation, the acceleration of any payment, distribution or benefit and the acceleration of vesting of any equity-based or other compensation) to the Executive or for [his][her] benefit (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise) would be subject, in whole or in part, to the excise tax imposed by Section 4999 of  the Code (the “Excise Tax”), then the amounts payable to the Executive under this Agreement shall be reduced (by the minimum possible amount) until no amount payable to the Executive is subject to the Excise Tax; provided, however, that no such reduction shall be made if the net after-tax benefit (after taking into account federal, state, local or other income, employment, self-employment and excise taxes) to which the Executive would otherwise be entitled without such reduction would be greater than the net after-tax benefit (after taking into account federal, state, local or other income, employment, self-employment and excise taxes) to the Executive resulting from the receipt of such payments with such reduction.  If, as a result of subsequent events or conditions, it is determined that payments have been reduced by more than the minimum amount required under this Section 7, then an additional payment shall be made to the Executive in an amount equal to the excess reduction within 60 days of the date on which the amount of the excess reduction is determined but not later than December 31 of the year in which the excess reduction is determined.

(b)                                 All determinations required to be made under this Section 7, including whether a payment would result in an Excise Tax, shall be made by a nationally recognized accounting firm selected by the Company (the “Accounting Firm”) which shall provide detailed supporting calculations both to the Company and the Executive as requested by the Company or the Executive.  All fees and expenses of the Accounting Firm shall be borne solely by the Company or the Parent Company and shall be paid by the Company or the Parent Company.  Except as set forth in the last sentence of Section 7(a) hereof, all determinations made by the Accounting Firm under this Section 7 shall be final and binding upon the Company and the Executive.

8.                                       Confidential Information.  The Executive shall hold in a fiduciary capacity for the benefit of the Company all secret or confidential information, knowledge or data relating to the Company, the Parent Company or any of its Subsidiaries, and their respective businesses, which shall have been obtained by the Executive during the Executive’s employment by the Company, the Parent Company or any of its Subsidiaries and which has not become public knowledge (other than by acts of the Executive or [his][her] representatives in violation of this Agreement).  After the date of termination of the Executive’s employment with the Company, the Executive shall not, except as required to be disclosed by court or administrative order or with the prior written consent of the Company, communicate or divulge any such information, knowledge or data to anyone other than the Company and those designated by it.  In no event shall an asserted violation of the provisions of this Section 8 constitute a basis for deferring or withholding any amounts otherwise payable to the Executive under this Agreement.

9.                                       Successors.

(a)                                  This Agreement is personal to the Executive and without the prior written consent of the Company shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution.  This Agreement shall inure to the benefit of and be enforceable by the Executive’s heirs, executors, administrators, legal representatives or successor(s) in interest.

(b)                                 This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

(c)                                  The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Parent Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.  As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to the Parent Company’s business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law or otherwise.

10.                                 Miscellaneous.

(a)                                  [This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without reference to principles of conflict of laws thereof.] [FOR EXECUTIVES WORKING IN AUSTRALIA, REPLACE WITH: This Agreement shall be governed by and construed in accordance with the laws of the State of Victoria, Australia.] [FOR EXECUTIVES WORKING IN UK, REPLACE WITH: This Agreement shall be governed by and construed in accordance with the laws of England and Wales.] [FOR EXECUTIVES WORKING IN CANADA, REPLACE WITH: This Agreement shall be governed by and construed in accordance with the laws of the Province of Ontario, Canada.] The captions of this Agreement are not part of the provisions hereof and shall have no force or effect.  This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

(b)                                 All notices and other communications hereunder shall be in writing and shall be deemed to have been given when delivered personally to the recipient, two business days after the date when sent to the recipient by reputable express courier service (charges prepaid) or four business days after the date when mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid.  Such notices and other communications will be sent to the Executive and to the Company at the addresses set forth below.

If to the Executive:

[Name]
[Address]

If to the Company:
[NAME OF EMPLOYING ENTITY]
[Address]
Attention: General Counsel

With a copy to:

Investment Technology Group, Inc.
380 Madison Avenue
New York, NY 10017
Attention: General Counsel

or to such other address as either party shall have furnished to the other in writing in accordance herewith.

(c)                                  The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

(d)                                 The Company may withhold from any amounts payable under this Agreement such [foreign, federal, state or local] [FOR EXECUTIVES WORKING IN CANADA, REPLACE WITH: federal and provincial premiums and] taxes as shall be required to be withheld pursuant to any applicable law or regulation.

(e)                                  The Executive’s failure to insist upon strict compliance with any provision hereof shall not be deemed to be a waiver of such provision or any other provision thereof.

(f)                                    This Agreement contains the entire understanding of the Company and the Executive with respect to the subject matter hereof but, except as specifically provided in Section 5 hereof, does not supersede or override the provisions of any stock option, employee benefit or other plan, program, policy or practice in which Executive is a participant or under which the Executive is a beneficiary.

(g)                                 This Agreement may be executed simultaneously in two or more counterparts, any one of which need not contain the signatures of more than one party, but all of which counterparts taken together will constitute one and the same agreement.

(h)                                 [FOR EXECUTIVES WORKING IN CANADA, ADD: The Executive acknowledges that [he][she] has been afforded the opportunity to obtain independent legal advice with respect to this Agreement and that [he][she] fully understands the nature and consequences of this Agreement.]

11.                                 Section 409A. [FOR EXECUTIVES WORKING OUTSIDE THE U.S., ADD THE FOLLOWING: To the extent the Executive is subject to U.S. taxes, the following shall apply:]

(a)                                  This Agreement shall be interpreted to avoid any penalty sanctions under section 409A of the Code.  If any payment or benefit cannot be provided or made at the time specified herein without incurring sanctions on Executive under section 409A of the Code, then such benefit or payment shall be provided in full at the earliest time thereafter when such sanctions will not be imposed.  For purposes of section 409A of the Code, all payments to be made upon a termination of employment under this Agreement may only be made upon a “separation from service” under section 409A of the Code, each payment made under this Agreement shall be treated as a separate payment and the right to a series of installment payments under this Agreement shall be treated as a right to a series of separate payments.  In no event shall Executive, directly or indirectly, designate the calendar year of payment.  All reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of section 409A of the Code, including, where applicable, the requirement that (i) any reimbursement shall be for expenses incurred during Executive’s lifetime (or during a shorter period of time specified in this Agreement), (ii) the amount of expenses eligible for reimbursement, or in kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in kind benefits to be provided, in any other calendar year, (iii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred, and (iv) the right to reimbursement or in kind benefits is not subject to liquidation or exchange for another benefit.

(b)                                 Notwithstanding any provision of this Agreement to the contrary, if, at the time of Executive’s termination of employment with the Company, the Parent Company has securities which are publicly traded on an established securities market and Executive is a “specified employee” (as defined in section 409A of the Code) and it is necessary to postpone the commencement of any severance payments otherwise payable pursuant to this Agreement as a result of such termination of employment to prevent any accelerated or additional tax under section 409A of the Code, then the Company will postpone the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to Executive) that are not otherwise paid within the short-term deferral exception under section 409A of the Code and are in excess of the lesser of (i) two times Executive’s then annual compensation or (ii) two times the limit on compensation then set forth in section 401(a)(17) of the Code, until the first payroll date that occurs after the date that is six months following Executive’s “separation of service” with the Company (as defined under section 409A of the Code).  If any payments are postponed due to such requirements, such postponed amounts will be paid in a lump sum to the Executive on the first payroll date that occurs after the date that is six months following the Executive’s “separation of service” with the Company.  If the Executive dies during the postponement period prior to the payment of postponed amount, the amounts withheld on account of section 409A of the Code shall be paid to the personal representative of Executive’s estate within 60 days after the date of Executive’s death.  The Company shall consult with the Executive in good faith regarding the implementation of the provisions of this paragraph.

[Next Page is Signature Page]

IN WITNESS WHEREOF, the Executive has hereunto set [his][her] hand and, pursuant to the authorization from the Board, the Company has caused these presents to be executed as of the day and year first above written.

Name:

[ADD EMPLOYING ENTITY]

By:

Name:
Title: